Consulting Service Agreement

This Consulting Service Agreement (this “Agreement”) is made and entered into the 17th day of March 2019 by Rocky Mountain High Brands (Company) and Mihok & Associates, Inc. (the “Consultant Service”) a Pennsylvania Corporation with offices at 39 Fairway Drive, Exeter, PA 18643

WITNESSETH

WHEREAS, the Consultant Service and the Company deem it in their best interests that the Company retain the Consultant Service in connection with the strategic development of the Company’s beverage business.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant Service agree to the following:

1) Retention of Service-The Company agrees to retain the Consultant, and the Consultant Service agrees to serve the Company, upon the following terms and conditions.

2) Term-The Term for which the Consultant Service shall be March 31, 2019 through September 30, 2019. The Consultant Service shall perform the duties in Section 3 to the best of their abilities. The Company may, at its sole option terminate this agreement at any time by providing thirty days written notice to Consultant Service with no further compensation being due after the termination.

3) Duties of Consultant-Mihok & Associates, Inc. agrees that it shall provide consulting services with respect to the Sales, Marketing and Distribution of the Company’s Products including the following:

1) Call on New York City area Distributors for the Company Brands distribution.

2) Call on Customers in New York City area for the Company Brands products.

3) Assist on Competitive Analysis, Packaging, Pricing, etc.

4) Compensation-In consideration of the services to be rendered to the Company pursuant to this agreement, the monthly compensation shall be 5000.00 paid bimonthly on the 15th and last day of the month via electronic funds transfer. Compensation shall immediately cease if this agreement is terminated by Company, or after term has expired. Any unpaid amount from the date of the last payment through the termination date will be prorated and paid upon termination.

5) Expenses-The Company shall pay all customary business expenses provided by the Consultant Service normally associated with developing the Company’s Business. The Company shall also pay for “other” expenses including samples shipping, trade show costs, etc. but again only those expenditures which have been pre-approved in writing. Consultant Service shall endeavor to identify in writing such anticipated expenses as far in advance as possible.

6) Nature of Services-The parties hereto agrees that the services provided by the Consultant Service hereunder shall be advisory in nature and that all decisions relating to the policies and procedures of the Company shall be made solely by the Company

7) Relationship of the Parties-The parties agree that the Consultant Service shall provide the services specified hereunder as an independent contractor, and nothing contained in this Agreement shall be construed to create a joint venture or a partnership between the Consultant Service and the Company and neither party shall have the authority to enter into any contracts or agreements on behalf of the other or bind the other in any way. The parties further agree that since the Consultant Service will be an independent contractor rather than an employee of the Company under this Agreement, the Consultant Service shall be responsible for his own life and health insurance, retirement and death benefits.

8) Confidentiality-The Consultant Service agrees to receive any confidential and proprietary information of the Company in confidence and not to disclose such information to others, except pursuant to the performance of his duties specified hereunder, unless and until such information has become public knowledge or has come into the possession of such others by legal and proper means.

9) Binding Effect-This agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, executors, administrators, successors, and assigns.

10) Entire Agreement-This Agreement constitutes the entire agreement between the parties and supersedes and cancels any prior agreements, representations, warranties or communications, whether oral or written, between the Consultant Service and the Company relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated, except by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

11) Waiver-Any failure on the part of either party to comply with with any of its obligations, agreements, or conditions under this Agreement may be waived by the party to which such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

12) Termination of Contract- In the event of termination, the parties shall be required to fulfill their obligations as provided in Paragraph 4 of this agreement.

13) Severability- If anyone or more of the provisions of this Agreement shall be determined to be invalid, illegal, or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be impaired in any way.

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14) Non- Assignment- This Agreement may not be assigned by either party without the prior written consent of the other party.

15) Headings- The headings used in this Agreement have been inserted for the convenience of reference only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

16) Governing Law- This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and the sole an exclusive jurisdiction and venue for any disputes relating to or arising under this Agreement shall be with the state and federal courts in Dallas County, Texas.

17) Counterparts- This Agreement may be executed simultaneously in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same, agreement.

18) Indemnity

A) The Consultant Service, at its sole expense, shall indemnify, hold harmless and defend the Company, its shareholders, directors, officers, employees, and clients (“Indemnified Parties”) from and against any and all claims, liabilities, damages, expenses (including, without limitation, attorney’s fees and other costs), and any other losses sustained by any Indemnified Parties that arise out of or the result from (a) conduct, or omission of Consultant Service or its personnel (“Personnel”); (b) Consultant Service’s or Personnel breach of or failure to perform any obligation under this Agreement (c) the inaccuracy or breach of any representation or warranty in this Agreement; or (d) any violation by Consultant Service or Personnel. Consultant Service’s Indemnifications obligations set forth in this Section shall not in any way limit, reduce, or alter in any of Consultant Service’s other obligations to Company and shall not preclude Company from obtaining any other relief or damages from Consultant Service, whether at law, under this Agreement, or in equity.

B) The Company, at its sole expense, shall indemnify, hold harmless and defend the Consultant Service, its shareholders, directors, officers, employees, and clients (“Indemnified Parties”) from and against any and all claims, liabilities, damages, expenses (including, without limitation, attorney’s fees and other costs), and any other losses sustained by any Indemnified Parties that arise out of or the result from (a) conduct, or omission of the Company or its personnel (“Personnel”); (b) The Company’s or Personnel breach of or failure to perform any obligation under this Agreement (c) the inaccuracy or breach of any representation or warranty in this Agreement; or (d) any violation by the Company’s or Personnel. Consultant Service’s Indemnifications obligations set forth in this Section shall not in any way limit, reduce, or alter in any of the Company’s other obligations to Consultant Service’s and shall not preclude.

Consultant Service’s from obtaining any other relief or damages from the Company, whether at law, under this Agreement, or in equity.

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19) Notices- Any notice required, permitted or desired to be given pursuant to any of the provisions of this agreement shall be deemed to have been sufficiently given or served for all purposes if delivered in person or sent by certified mail, return receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service to the parties at their addresses set forth above. Copies of notices to the Company or the Consultant Service shall be sent to the attention of the party or parties executing this Agreement.

IN WITMESS WHEREOF, each party hereto has executed or caused to be executed this Agreement on its behalf, all on the day and year first above written.

Michael Welch

President, CEO & Chairman

Rocky Mountain High Brands, Inc.

Email: Michael@rockymountainhighbrands.com

By: /s/ Michael Welch

Date: 03/17/2019

By: /s/ Joseph E. Mihok

Date: 03/17/2019

Joseph E. Mihok

President

Mihok & Associates, Inc.

Email: cuttinedgebev02@aol.com

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